Exhibit 99.1

BALDWIN TECHNOLOGY COMPANY, INC.
MANAGEMENT INCENTIVE COMPENSATION PLAN
AS APPROVED AUGUST 2011

I         Objective

The purpose of the Baldwin Technology Company, Inc. (the “Company” or “Baldwin”) Management Incentive Compensation Plan (“MICP” or the “Plan”) is to provide a financial incentive (bonus) to key Baldwin employees around the world to work together for the common good of the Company as the Company pursues its strategic business initiatives.

II        MICP Bonus Parameters and Implementation

A. The fiscal year MICP performance objectives will be Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Free Cash Flow (FCF). Payment of an MICP bonus will be contingent on achieving both a minimum “play-in” FCF target and performing at or above a minimum EBITDA AOP target as determined by the Company’s consolidated financials for the fiscal year.

B. The fiscal year MICP pool of participants will be approximately ninety-four (94) employees (19% of the Company’s worldwide employee base) and there are six (6) bonus percentage classifications ranging from 10% to 50%.  A participant is eligible to participate in the MICP at a target bonus percentage of his/her base salary in effect on July 1st of the given fiscal year.  This percentage, when multiplied by the participant’s base salary, is his/her 100% target bonus opportunity.

C. In FY2012 MICP bonus payments will be contingent on, 1) performing at a minimum FCF “play in” level and 2) performing at specific fiscal year EBITDA performance levels, which EBITDA performance levels will be measured on a sliding scale that equates less than 82% achievement of the Company’s FY2012 EBITDA AOP target to a zero percent (0%) bonus and 100% achievement of the Company’s FY2012 EBITDA AOP target to a one-hundred percent (100%) bonus.  In other words, there will only be a bonus payment under the Plan if both the minimum FCF “play in” target is met and fiscal year consolidated EBITDA achievement is at or above 82% of the fiscal year EBITDA AOP target.  The bonus opportunity for each MICP participant will begin at sixteen percent (16%) of his/her 100% target bonus opportunity for achieving the minimum “play-in” FCF target and achieving 82% of the EBITDA AOP target, and will increase incrementally with each EBITDA performance level above 82% up to a maximum bonus opportunity for each participant of one hundred fifty percent (150%) of the participant’s 100% total bonus opportunity for achieving the minimum FCF target and over-achieving the EBITDA  AOP target by 120%.

D. The expense of the MICP bonus to be paid will be included in the operating expenses when calculating whether or not the fiscal year EBITDA objective has been achieved and a bonus earned.

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 III      Administrative

A. New Participants
Any newly hired, promoted or transferred employee who was not in the MICP Plan and becomes eligible as a result of being hired, promoted or transferred will participate in the MICP on a pro-rated basis from the date of such occurrence.  All new participants must be approved by the President and Chief Executive Officer (CEO) of Baldwin Technology Company, Inc.

B. Termination, Retirement or Death
Unless otherwise stipulated in a participant’s employment agreement (which employment agreement has been approved by the Compensation Committee of the Board of Directors of the Company), a participant who terminates voluntarily or is terminated for just cause prior to a payout of any bonus under this Plan as outlined in Section IV (C) below, will not receive any payment under this Plan.  In the case of retirement or death or involuntary termination of a participant before the fiscal year-end of the bonus plan year, payment will be made on a pro-rated basis consistent with the time such employee worked during the fiscal year.

C. Payout
At fiscal year-end, actual financial performance results will be compared to the performance criteria, and the payout for each participant will be calculated using the FY2012 AOP foreign exchange rates.  Any payout from the Plan will occur with the first eligible pay period following the year-end earnings release, but no later than December 31st following the end of the fiscal year.

D. Plan Changes
Unless otherwise stipulated in a participant’s employment agreement (which employment agreement has been approved by the Compensation Committee of the Board of Directors of the Company), all information contained herein including the MICP targets and the payout of bonuses (either as a whole or individually) under this Plan may be changed as considered appropriate at the sole discretion of the CEO of the Company, provided that such changes must be approved by the Compensation Committee of the Board of Directors of the Company.

E. Change of Control
In the event of involuntary separation of a participant within ninety (90) days of a Change of Control in the Company’s ownership, payment will be made on a pro-rata basis consistent with the time such participant worked during the fiscal year.

F. Authorized Bonus Plan
This Management Incentive Compensation Plan is the only authorized bonus plan of Baldwin Technology Company, Inc.  To the extent that any other bonus plans or agreements to pay an employee a bonus exist, based on corporate, business unit, personal, etc. performance, they must be communicated to the Director of Human Resources of Baldwin Technology Company, Inc, who will determine the appropriate effect of those plans and eligibility of their participants for the MICP.

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